Exhibit 99.1

WD-40 Company Reports Third  Quarter 2014 Financial Results

~ Third quarter net sales of multi-purpose maintenance products grew 3 percent period-over-period ~

~ Management narrows previously issued guidance ~

SAN DIEGO – July 9, 2014 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products which solve problems in workshops, factories and homes around the world, today reported financial results for its fiscal third quarter ended May 31, 2014.

Financial Highlights and Summary

•

Total net sales for the third quarter were  $95.7 million, an increase of 3 percent compared to the prior year fiscal quarter. Year-to-date total net sales were $285.4 million, an increase of 4 percent from the prior year fiscal period.

•

Changes in foreign currency exchange rates had a favorable impact on sales for both the current quarter and year-to-date.  On a constant currency basis total net sales were $93.2 million for the third quarter and $283.8 million year-to-date.

•

Net income for the third quarter was $10.4 million, an increase of 1 percent compared to the prior year fiscal quarter. Year-to-date net income was $32.2 million, an increase of 2 percent from the prior year fiscal period.

•

Diluted earnings per share were $0.69 in the third quarter, compared to $0.66 per share for the prior year fiscal quarter. Year-to-date diluted earnings per share were $2.10 compared to $2.01 in the prior year fiscal period.

•

Gross margin was 51.4 percent in the third quarter compared to 51.3 percent in the prior year fiscal quarter. Year-to-date, gross margin was 51.6 percent, compared to 50.8 percent in the prior year fiscal period.

•

Selling, general and administrative expenses were up 5 percent in the third quarter to $26.9 million and also were up 7 percent year-to-date to $80.2 million when compared to the prior fiscal year periods.

•

Advertising and sales promotion expenses were down 3 percent in the third quarter to $6.5 million compared to prior year fiscal quarter and were up 1 percent year-to-date to $18.1 million compared to the prior year fiscal period.

"We are pleased with the solid progress we have made for the year and remain confident that our strategic initiatives are well positioned to carry us into the future” said Garry Ridge, WD-40 Company’s president and chief executive officer. “While we continue to see fluctuations in certain markets quarter to quarter, our long-term growth plans remain stable and we continue to deliver on our expectations.”

Net Sales by Product Group (in thousands):

	Three Months Ended May 31,			Nine Months Ended May 31,
	2014	2013	% Change	2014	2013	% Change
Multi-purpose maintenance products	$84,817	$82,150	3%	$252,607	$239,343	6%
Homecare and cleaning products	10,833	10,953	(1)%	32,768	35,736	(8)%
Total	$95,650	$93,103	3%	$285,375	$275,079	4%

•

Net sales of multi-purpose maintenance products, which are considered the primary growth focus for the company, grew 3 percent in the third fiscal quarter and 6 percent year-to-date when compared to the prior fiscal year periods.  This growth was driven by successful expansion of the WD-40 Specialist product line in all three segments and double-digit growth of WD-40 multi-purpose maintenance product sales in EMEA and Asia-Pacific.

•

Net sales of homecare and cleaning products decreased 1 percent in the current quarter and 8 percent year-to-date when compared to the prior fiscal year periods. The homecare and cleaning products, particularly those in the U.S., are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of multi-purpose maintenance products grow per the execution of the Company’s strategic initiatives.

Net Sales by Segment (in thousands):

	Three Months Ended May 31,			Nine Months Ended May 31,
	2014	2013	% Change	2014	2013	% Change
Americas	$45,096	$47,677	(5)%	$134,366	$133,249	1%
EMEA	36,678	32,758	12%	111,305	101,116	10%
Asia-Pacific	13,876	12,668	10%	39,704	40,714	(2)%
Total	$95,650	$93,103	3%	$285,375	$275,079	4%

•

Net sales by segment as a percent of total net sales were as follows: for the Americas, 47 percent for both the third quarter and year-to-date; for EMEA, 38 percent for the third quarter and 39 percent year-to-date; and, for Asia-Pacific, 15 percent for the third quarter and 14 percent year-to-date.

•	Increased sales in EMEA and Asia-Pacific more than offset declines in the Americas as total sales grew 3 percent in the third fiscal quarter when compared to the prior fiscal year period.
•

The decline in sales in the Americas in the third quarter was primarily driven by the timing of promotional activities as well a number of unusual short-term factors that negatively impacted sales in Canada.

•

The increase in sales in EMEA in the third quarter was primarily driven by the favorable impact of foreign currency exchange rates.  On a constant currency basis EMEA net sales for the third quarter would have increased by $0.8 million or 2% compared to the prior fiscal period.

•	The increase in sales in Asia-Pacific in the third quarter was due primarily to the backlog of second quarter distributor market customer orders that shipped during the third quarter.

Dividend and Share Buy-Back

As previously announced, WD-40 Company’s board of directors declared on Tuesday,  June 24, 2014 the regular quarterly cash dividend $0.34 per share payable on July 31, 2014 to shareholders of record on July 11, 2014.

On June 18, 2013, the board of directors approved a share buy-back plan, which authorizes the Company to acquire up to $60.0 million of its outstanding shares effective from August 1, 2013 through August 31, 2015.  During the third quarter of fiscal year 2014, WD-40 Company acquired $8.2 million in shares under this plan.

Fiscal Year 2014 Guidance

The Company updates its previously issued guidance for fiscal year 2014.

•	Net sales growth is projected to be between 3 and 5 percent with net sales expected to be between $380 million and $387 million.
•	Gross margin for the full year is expected to be close to 51.5 percent.
•	Projected advertising and promotion expenses of 6.0 percent to 7.0 percent of net sales.
•	Net income is projected to be between $41 million and $43 million.
•	Expect diluted earnings per share to be between $2.70 and $2.83 based on an estimated 15.2 million weighted average shares outstanding.

This guidance does not include any acquisitions or divestitures, and assumes that foreign currency exchange rates will remain close to current levels.

“While we continue to see fluctuations and uncertainty in certain input costs, we believe we can continue to maintain our gross margins and achieve solid operating results despite additional expenses that come with global growth, such as those associated with operational enhancements and the protection of our intellectual property rights,” continued Ridge.  “As the opportunities for infringement of our trademarks and copyrights grow across the globe, we continue to put more resources into protecting these intellectual property rights to protect our brands for the future.”

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view other supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products which solve problems in workshops, factories and homes around the world. The company markets its multi-purpose and specialty maintenance products and its homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, X-14®, 2000 Flushes®, Carpet Fresh®, No Vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company currently markets its products in 188 countries worldwide and recorded net sales of $368.5 million in fiscal year 2013.  WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company's outlook for net sales,  gross margins, advertising and sales promotion expenses, net income, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements, including the impact of commodity prices, the introduction of new product lines and fluctuating global market conditions, including foreign currency exchange rates, both in the United States and internationally. The company's expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company's expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents. More detailed information will be available in WD-40 Company's Form 10-Q for the period ended May 31, 2014 which the Company expects to file with the SEC on July 10, 2014.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of July 9, 2014, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes

(1)

The Company markets multi-purpose maintenance products under the WD-40® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BikeTM product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and No Vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	May 31,	August 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$44,895	$53,434
Short-term investments	45,413	37,516
Trade accounts receivable, less allowance for doubtful
accounts of $729 and $540 at May 31, 2014
and August 31, 2013, respectively	62,079	56,878
Inventories	37,573	32,433
Current deferred tax assets, net	5,685	5,672
Other current assets	7,687	6,210
Total current assets	203,332	192,143
Property and equipment, net	9,728	8,535
Goodwill	95,544	95,236
Other intangible assets, net	24,403	24,292
Other assets	3,166	2,858
Total assets	$336,173	$323,064

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$16,934	$19,693
Accrued liabilities	20,409	16,562
Revolving credit facility	83,000	63,000
Accrued payroll and related expenses	12,122	17,244
Income taxes payable	1,281	1,146
Total current liabilities	133,746	117,645
Long-term deferred tax liabilities, net	24,500	24,011
Deferred and other long-term liabilities	1,931	1,901
Total liabilities	160,177	143,557

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,463,726 and 19,392,979 shares issued at May 31, 2014 and
August 31, 2013, respectively; and 14,928,097 and 15,285,536 shares
outstanding at May 31, 2014 and August 31, 2013, respectively	19	19
Additional paid-in capital	135,866	133,239
Retained earnings	231,143	214,034
Accumulated other comprehensive income (loss)	2,192	(5,043)
Common stock held in treasury, at cost ― 4,535,629 and 4,107,443
shares at May 31, 2014 and August 31, 2013, respectively	(193,224)	(162,742)
Total shareholders' equity	175,996	179,507
Total liabilities and shareholders' equity	$336,173	$323,064

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2014	2013	2014	2013

Net sales	$95,650	$93,103	$285,375	$275,079
Cost of products sold	46,511	45,319	138,005	135,442
Gross profit	49,139	47,784	147,370	139,637

Operating expenses:
Selling, general and administrative	26,887	25,662	80,237	74,947
Advertising and sales promotion	6,465	6,641	18,081	17,978
Amortization of definite-lived intangible assets	684	523	1,930	1,454
Total operating expenses	34,036	32,826	100,248	94,379

Income from operations	15,103	14,958	47,122	45,258

Other income (expense):
Interest income	136	105	425	362
Interest expense	(268)	(182)	(709)	(483)
Other (expense) income, net	(11)	(94)	(454)	493
Income before income taxes	14,960	14,787	46,384	45,630
Provision for income taxes	4,554	4,520	14,179	13,958
Net income	$10,406	$10,267	$32,205	$31,672

Earnings per common share:
Basic	$0.69	$0.66	$2.11	$2.02
Diluted	$0.69	$0.66	$2.10	$2.01

Shares used in per share calculations:
Basic	14,977	15,460	15,152	15,579
Diluted	15,051	15,561	15,229	15,682
Dividends declared per common share	$0.34	$0.31	$0.99	$0.91

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Nine Months Ended May 31,
	2014	2013
Operating activities:
Net income	$32,205	$31,672
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	4,337	3,765
Net gains on sales and disposals of property and equipment	(41)	(12)
Deferred income taxes	(330)	451
Excess tax benefits from settlements of stock-based equity awards	(824)	(666)
Stock-based compensation	1,942	1,859
Unrealized foreign currency exchange (gains) losses, net	(159)	1,326
Provision for bad debts	174	399
Changes in assets and liabilities:
Trade accounts receivable	(3,681)	(4,395)
Inventories	(4,716)	(4,421)
Other assets	(1,616)	144
Accounts payable and accrued liabilities	21	276
Accrued payroll and related expenses	(6,924)	4,138
Income taxes payable	1,718	1,495
Deferred and other long-term liabilities	17	127
Net cash provided by operating activities	22,123	36,158

Investing activities:
Purchases of property and equipment	(3,023)	(1,975)
Proceeds from sales of property and equipment	250	112
Purchases of intangible assets	(1,789)	-
Purchases of short-term investments	(5,756)	(36,424)
Maturities of short-term investments	914	1,029
Net cash used in investing activities	(9,404)	(37,258)

Financing activities:
Proceeds from revolving credit facility	20,000	18,000
Dividends paid	(15,096)	(14,263)
Proceeds from issuance of common stock	1,265	3,213
Treasury stock purchases	(30,482)	(22,294)
Excess tax benefits from settlements of stock-based equity awards	824	666
Net cash used in financing activities	(23,489)	(14,678)
Effect of exchange rate changes on cash and cash equivalents	2,231	(1,668)
Net decrease in cash and cash equivalents	(8,539)	(17,446)
Cash and cash equivalents at beginning of period	53,434	69,719
Cash and cash equivalents at end of period	$44,895	$52,273